Exhibit 10.11

LOAN AGREEMENT

THIS LOAN AGREEMENT ("Agreement"), dated as of the 28th day of December, 2011, is made between WATERMAN STEAMSHIP CORPORATION, a New York corporation ("Borrower"), INTERNATIONAL SHIPHOLDING CORPORATION, a Delaware corporation ("Guarantor") and CAPITAL ONE, NATIONAL ASSOCIATION ("Lender"), who agree as follows:

ARTICLE 1

GENERAL TERMS

Section 1.01 Terms Defined Above. As used in this Agreement, the terms "Agreement", "Borrower," "Guarantor" and "Lender" shall have the meanings indicated above.

Section 1.02 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

"Added Loss" shall mean the loss associated with the sale by one or more of Guarantor's subsidiaries of their foreign flagged Pure Care Truck Carriers, including any loss associated with the early termination of any hedging agreements entered in connection with any loans associated with such vessels.

"Advance" shall mean a disbursement of Loan funds under this Agreement.

"Affiliate" of a .Person shall mean any entity (1) which is controlled by, or is uhder conar.ion control with -that Person; (2) which directly or indirectly beneficially owns or holds fifty percent (50%) or more of any class of voting stock or other interest of that Person; or (3) fifty percent (50%) or more of the voting stock (including partnership or member interest) of such entity is directly or indirectly beneficially owned or held by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

"Business Day" shall mean a day on which Lender's main office in New Orleans, Louisiana is open for business.

"Change of Control" shall have the meaning provided in Section 6.04.

"Closing Date" shall mean the date on which the Note is executed and delivered by Borrower to the Lender.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Collateral" shall mean the assets described in the Collateral Documents as security for the Indebtedness, and all products and proceeds thereof.

"Collateral Documents" shall mean the Mortgage and the Guaranty.

"Consolidated EBITDA" shall mean, for any period, with respect to Guarantor and its subsidiaries (including Borrower) the sum of (without duplication) (a) Consolidated Net Income; (b) all Interest Expenses of Guarantor and its subsidiaries (including Borrower); (c) income taxes of Guarantor and its subsidiaries (including Borrower); (d) depreciation and amortization of Guarantor and its subsidiaries (including Borrower); and (e) other non-cash charges to the extent they have been deducted from income of Guarantor and its subsidiaries (including Borrower), in each case, determined on a consolidated basis in accordance with GAAP for such period; provided that if any subsidiary is not wholly-owned by Guarantor, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to the percentage ownership interest in such subsidiary not owned by Guarantor on the last day of such period multiplied by the sum of such subsidiary's (a) Consolidated Net Income, (b) Interest Expenses, (c) income taxes, (d) depreciation and amortization, and (e) other non-cash charges to the extent they have been deducted from income. If any acquisition or disposition of assets permitted to be made under this Agreement (other than non-material acquisitions in the ordinary course of business or non-material dispositions in the ordinary course of business) occurs during such period of determination, Consolidated EBITDA for such period shall be calculated on a pro forma basis to give effect to such acquisition or disposition as if each such acquisition or disposition had been consummated on the first day of such period.

"Consolidated Indebtedness" shall mean all Debt of Guarantor and its subsidiaries (including Borrower).detennined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" for any period shall mean the consolidated net income of Guarantor and its subsidiaries (including Borrower) for such period, as shown on the consolidated financial statements of Guarantor and its subsidiaries (including Borrower) delivered in accordance with the terms hereof.

"Consolidated Tangible Net Worth" shall mean, with respect to Guarantor and its subsidiaries (including Borrower), at any date for which a determination is to be made (determined on a consolidated basis without duplication in accordance with GAAP) (a) the amount of capital stock (including its outstanding preferred stock); plus (b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); plus (c) deferred charges to the extent amortized and acquired contract costs net of accumulated amortization as stated on the then most recent audited balance sheet of Guarantor; minus (d) the sum of (i) the cost of treasury shares and (ii) the book value of all assets that should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, minority interests, research and developments costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write up in the book value of assets resulting from a revaluation thereof subsequent to December 31, 2010.

"Debt" shall mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such person for borrowed money; (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (iv) all obligations of such person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables; (v) all obligations on account of principal of such person as lessee under capitalized leases; (vi) all obligations of other persons secured by a lien on any asset of such person, whether or not such obligations are assumed by such person, provided that the amount of such debt shall be the lesser of (x) the fair market value of such asset at such date of determination, and (y) the amount of such debt; and (vii) all debt of other persons guaranteed by such person to the extent guaranteed; the amount of Debt of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any Debt issued with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP; and provided further that Debt shall not include any liability for current or deferred federal, state, local or other taxes, or any current trade payables.

"Default" shall mean the occurrence of any of the events specified in Article 9 hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

"Environmental Action" shall mean any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement based upon or arising out of any Environmental Law or any Environmental Permit, including without limitation (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal,' response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, or injunctive relief arising from alleged injury or threat of injury to health, safety or the environment.

"Environmental Incident" shall mean (i) any release of Environmentally Sensitive Material from the Vessel; or (ii) any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Vessel or the Borrower are actually or allegedly at fault or otherwise liable (in whole or in part); or (iii) any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and where the Vessel is actually or potentially liable to be arrested as a result.

"Environmental Laws" shall mean any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Hazardous Materials Transportation Safety "and Security Reauthorization Act of 2005, 49 U.S.C. §5101 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the U.S. Maritime Transportation Security Act of 2002, 46 U.S.C. §2101 et seq., and all similar laws, regulations, and requirements of any governmental authority or agency having jurisdiction over Borrower or any of its properties or assets, as such laws, regulations, and requirements may be amended or supplemented from time to time.

"Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

"Environmentally Sensitive Material" shall mean oil, oil products, or any other substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes- listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, hydrogen sulfide, and polychlorinated biphenyls.

"Event of Default" shall mean the occurrence of any of the events specified in Article 9 hereof, provided that any requirement for notice or lapse of time or any other condition precedent has been satisfied.

"Indebtedness" shall mean any and all amounts, liabilities and/or obligations owing from time to time by Borrower to the Lender or any transferee thereof pursuant to this Agreement, the Note or the Collateral Documents; as well as any liabilities of Borrower under any Interest Rate Protection Product, as well as all other present and future obligations and liabilities of Borrower or Guarantor to Lender, whether direct or indirect, and whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising.

"Interest Expense" shall mean, with respect to Guarantor and its subsidiaries (including Borrower), on a consolidated basis, for any period (without duplication), interest expense, whether paid or accrued (including the interest component of capitalized leases), on all Debt of Guarantor and its subsidiaries (including Borrower) for such period, net of interest income, all determined in accordance with GAAP.

"Interest Rate Protection Product" shall mean any current or future interest rate protection product entered into by Borrower and Lender limiting or hedging the interest rate on the Loan.

"Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on jurisprudence, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

"Loan" shall mean the Loan described in Article 2, together with any renewals, refinancings and consolidations thereof.

"Mortgage" means Borrower's Preferred Ship Mortgage in favor of Lender of even date herewith, together with any amendments and supplements-thereto.

"Note" shall mean Borrower's Promissory Note of even date herewith payable to the order of Lender in the principal amount of $15,675,000.00, together with any amendments thereto and renewals, replacements and refinancings thereof.

"MSC Charter" means any time charter between Borrower and the United Stated Military Sealift Command with respect to the Vessel, together with any amendments thereto.

"Permitted Liens" means lien(s) upon or against any interest in the Vessel in an aggregate amount not to exceed $500,000.00 for:

(i) crew's wages (1) for thirty (30) days after the termination of a voyage, or (2) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor, and only so long as such proceedings do not involve any threat of the sale, forfeiture or loss of the Vessel or any interest therein;

(ii) general average (1) which are unclaimed, (2) for thirty (30) days after having been claimed, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor, and only so long as such proceedings do not involve any threat of the sale, forfeiture or loss of the Vessel or any interest therein;

(iii) salvage, whether voluntary or contract, (1) which are unclaimed, (2) for thirty (30) days after having been claimed, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor, and only so long as such proceedings do not involve any threat of the sale, forfeiture or loss of the Vessel or any interest therein;

(iv) wages of a stevedore when employed directly by Borrower, or the operator, master or agent of the Vessel;
(v) liens of any unpaid subcontractors, suppliers or other claimants in with the MSC Charter, where the work is completed and the shipyard or other general contractors contracting directly with Borrower are paid in full prior to the date of the Mortgage, and Borrower causes any such lien to be satisfied or released within thirty (30) days of the filing of any notice of maritime lien filed by such a subcontractor, supplier or other claimant;

(vi) following the completion of the scheduled repairs and modifications of the Vessel in connection with its service under the MSC Charter, repairs or with respect to any changes made in the Vessel (1) which are unclaimed, (2) for thirty (30) days after having been claimed, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor, and only so long as such proceedings do not involve any threat of the sale, forfeiture or loss of the Vessel or any interest therein;

(vii) necessaries (1) which are unclaimed, (2) for thirty (30) days after having been claimed, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor, and only so long as such proceedings do not involve any threat of the sale, forfeiture or loss of the Vessel or any interest therein.

Without limiting or extending the foregoing, Borrower shall not have authority to create, incur, suffer or permit to be imposed on the Vessel any lien or charge for any purpose other than Permitted Liens, and agrees to advise and to cause all persons furnishing supplies or repairs, towage or necessaries to be advised that, subject to the foregoing, neither Borrower nor Borrower's representative has authority to authorize, incur or permit liens of any character on the Vessel, and that it is prohibited from so doing by the terms of this Agreement. Any Permitted Liens shall be satisfied and discharged by Borrower in accordance with the terms of the underlying invoices or standard payment procedures of the Borrower.

"Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

"Related Documents" mean this Agreement, the Note, the Collateral Documents, and any other document evid ncing or securing payment of the Indebtedness, together with any amendments thereto and renewals, consolidations, replacements and refinancings thereof.

"Uniform Commercial Code" shall mean the Louisiana Commercial Laws, La. R.S. §10:1-101 et seq., as the same may be amended from time to time, and with respect to Collateral located outside of the State of Louisiana, shall additionally mean the Uniform Commercial Code of the state in which such Collateral is located.

"Vessel" means the vessel MN "Green Wave", 0/N 1236651, together with all engines, boilers, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, winches, capstans, outfit, tools, pumps, gears, furnishings, appliances, fittings, navigation and communications equipment, computers, stores, spares and other appurtenances thereto appertaining or belonging to any such vessel, whether now owned or hereafter acquired.

"Vessel Related Collateral" means:

(a)

all components of the Vessel, together with all equipment, engines, boilers, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, - capstans, outfit, tools, pumps, gears, furnishings, appliances, fittings and spare and replacement parts and all other appurtenances thereto appertaining or belonging to the Vessel, whether now owned or hereafter acquired, whether on board or not on board, and also any and all additions, improvements and replacements hereinafter made in or to said Vessel or any part thereof, including all items and appurtenances as aforesaid;

(b)

all present and future options to sell the Vessel or any interest therein; any and all of Borrower's rights under any present and future construction, architectural and engineering contracts or agreements with regard to the operation or repair of the Vessel, including without limitation, the rights of Borrower and its remedies to enforce, and/or to receive payments or damages under, any such construction, engineering or architectural contracts and surety bonds, letters of credits and/or guaranties, as provided therein, or as otherwise provided under applicable law; any and all of Borrower's present and future contract rights, instruments and documents necessary for use or useful in connection with the ownership, operation or repair of the Vessel, and all liens, security interests, guaranties, remedies, privileges and other rights pertaining thereto, and all other rights and remedies of any kind forming the subject matter thereof;

(c)	all charter hire, accounts and payment intangibles with respect to the Vessel, including all rights to payment under the MSC Charter;
(d)	any and all present and future parts, accessories, attachments, additions, accessions, substitutions and replacements to and for any of the foregoing collateral; and
(e)

any and all present and future rights to any damages, claims, insurance or other proceeds derived or to be derived from the sale, operation, damage, condemnation, destruction, insurance loss, appropriation and other disposition of the foregoing collateral, including without limitation all claims for damages arising out of the breach of any collateral, all proceeds in connection with any taking or requisition of the Vessel, and Borrower's rights to enforce collection and payment of such proceeds, including all actual, constructive or contractual agreements or compromise of loss in connection with any total or constructive loss or partial loss of the Vessel.

Section 1.03 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles for the United States ("GAAP") as amended from time to time, including amendments to GAAP made as a result of the conforming of GAAP to International Financial Reporting Standards, provided, however, that for purposes of determining Guarantor's ratios and covenants 'Set forth in Section 7.01, GAAP-shall be GAAP in effect as of September 30, 2011.

ARTICLE 2
THE LOAN

Lender agrees to make the following term loan to Borrower (such loan, the "Loan") on the following terms and conditions.

Section 2.01 Loan. Lender agrees to make a term loan to Borrower, in an amount equal to the lesser of (a) $15,675,000.00 or (b) seventy five percent (75%) of the appraised fair market value of the Vessel, as reflected in an appraisal in form and substance acceptable to Lender (the "Loan").

Section 2.02 Payment Terms; Interest Rate. The Loan shall be payable over a term, in such monthly amounts of principal and with interest at such rate, as is provided in the Note.

Section 2.03 Conditions Precedent to Each Loan Advance. Lender's obligation to fund the Loan is subject to the following conditions precedent, with all documents, instruments, opinions, reports, and other items required under this Agreement to be in form and substance satisfactory to Lender:

(a) Lender shall have received evidence that this Agreement and all other Related Documents have been duly authorized, executed, and delivered by Borrower to Lender, including, witlicut limitation (i) the Note, (ii) the Ship Mortgage; and (iii) any other documents reasonably required under this Agreement or by Lender or its counsel.

(b) Lender, if requested, shall have received such opinions of counsel, supplemental opinions, and documents as Lender may request.

(c) Lender's security interests in the Collateral shall have been duly authorized, created, and perfected with first lien priority and shall be in full force and effect and Lender shall have received evidence, acceptable to Lender, of the priority of Lender's security interests in the Collateral as contemplated by this Agreement, including searches of the New York UCC filing records and the records of the National Vessel Documentation Center with respect to theVessel.

(d) Lender shall have received Guarantor's guaranty of the Indebtedness (the "Guaranty").

(e) Borrower shall have paid to Lender all other fees, costs, and expenses (including reasonable attorney's fees) specified in this Agreement and the other Related Documents as are then due and payable.

(f) Lender shall have received .a certified copy of resolutions properly adopted by Borrower's directors, and certified by Borrower's secretary or assistant secretary under which one or more designated representatives, on behalf of Borrower, are authorized to execute this Agreement and all other Related Documents executed and to be executed by Borrower, to consummate the borrowings and other transactions as contemplated hereunder, and to consent to the remedies following such Borrower's default as provided herein and under the other Related Documents executed and to be executed by Borrower.

(g) Lender shall have received a copy of Borrower's articles of incorporation, certified by Borrower's secretary or assistant secretary and a current certificate of good standing from the New York Secretary of State with respect to Borrower.

(h) Lender shall have received a certified copy of resolutions properly adopted by Guarantor's directors, and certified by Guarantor's secretary or assistant secretary under which one or more designated representatives, on behalf of Guarantor, are authorized toexecute this Agreement and the Guaranty.

(i) Lender shall have received a copy of Guarantor's articles of incorporation, certified by Guarantor's .secretary or assistant secretary, and a current certificate of good standing from the Secretary of State of the state of Guarantor's incorporation with respect to Guarantor.

(j) Lender shall have received a current Certificate of Documentation for the Vessel reflecting a registry endorsement.

(k) Lender shall have received a certificate of insurance or cover note evidencing the placement of all insurance policies required under this Agreement, together with loss payable and other required endorsements in favor of the Lender.

(l) Lender shall have received satisfactory evidence of payment in full of all amounts due to the shipyard or other claimants dealing directly with Borrower (collectively, the "Direct Claimnants") in connection with the initial work performed on the Vessel in connection with the MSC Charter. Satisfactory evidence shall include, if required by Lender, a certificate of no liens by the shipyard or other material Direct Claimants with respect to the Vessel having potential claims in excess of $100,000.00.

(m) Lender shall have received a current appraisal of the Vessel, reflecting its value, following completion of the improvements required in connection with the MSC Charter, from an appraiser and in form and substance acceptable to Lender, reflecting both the fair market value and orderly liquidation value of the Vessel. The representations and warranties set forth in this Agreement, in the other Related Documents, and in any document or certificate delivered to Lender under this Agreement are true and correct.
(n) Borrower shall be in compliance with the financial covenants of this Agreement as of the date of the funding of the Loan.
(o) There shall not exist at the time of the Advance a condition which would constitute an Event of Default under this Agreement.

Section 2.04 Prepayment: No Prepayment Fee.  Borrower may prepay the Loan at any time, in whole or in part. No prepayment fee or penalty will be due in connection with the prepayment of the Loan.

ARTICLE 3

THE COLLATERAL

Section 3.01 Collateral. The Indebtedness will be fully secured by a first priority preferred mortgage on the Vessel, as well as a first priority security interest in all Vessel Related Collateral.

Section 3.02  Perfection of Security Interests. Borrower agrees to take whatever actions are reasonably requested by Lender to perfect and continue Lender's security interests in the Collateral. Lender is authorized to file one or more UCC financing statements with respect to the Collateral, without Borrower's signature, in written or electronic format. Borrower hereby appoints Lender as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or to continue any security interest in the Collateral. Borrower promptly will notify Lender of any change in Borrower's name or employer identification number including any change to the assumed business names of Borrower. Borrower further agrees to notify Lender in writing prior to any change in address or location of Borrower's chief executive office or should Borrower merge or consolidate with any other entity or change its state of incorporation.

Section 3.03 Mortgage. Borrower will observe and perform all of its obligations with respect to. the Collateral, including the maintenance, preservation, and insuring thereof, set forth in the Mortgage.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement, Borrower represents and warrants to the Lender (which .tep;esentations and warranties wiil -survive the extensions of credit under this Agreement) that:

Section 4.01 Borrower's Existence. Borrower is a corporation duly organized, legally existing under the laws of the State of New York and is duly qualified as a corporation in all jurisdictions wherein the property it owns or the business it transacts make such qualification necessary.

Section 4.02 Names of Borrower. Borrower has not done business under any name other than the name of the Borrower set forth above.

Section 4.03 Borrower's Power and Authorization. Borrower is duly authorized and empowered to execute, deliver and perform this Agreement, the Note and the Collateral Documents executed by it. All corporate action on the part of Borrower requisite for the due execution and delivery of this Agreement, the Note and Collateral Documents has been duly and effectively taken.

Section 4.04 Review of Documents; Binding Obligations. Borrower has reviewed this Agreement, the Note and the Collateral Documents with counsel for Borrower and has had the opportunity to discuss the provisions hereof and thereof with the Lender prior to execution. This Agreement, the Note and the Collateral Documents constitute valid and binding obligations of Borrower or the Guarantor, as the case may be, that are parties thereto, enforceable in accordance with their terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights).

Section 4.05. No Legal Bar or Resultant Lien. This Agreement, the Note and the Collateral Documents do not nrid will not violate any provisions . of Borrower's articles of incorporation or bylaws, will not violate any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, and will not result in the creation or imposition of any Lien upon any property of Borrower other than as contemplated by this Agreement.

Section 4.06 No Consent. The execution, delivery and performance of this Agreement, the Note and the Collateral Documents by Borrower and Guarantor that are the parties thereto do not require the consent or approval of any other Person, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof, except for such consents that have been duly and validly obtained on or prior to.the date hereof and remain in full force and effect.

Section 4.07 Financial Condition. All financial statements of Borrower, the Guarantor and any consolidated subsidiaries delivered to Lender fairly and accurately present the financial condition of the parties for whom such statements are submitted and the financial statements of Borrower and the Guarantor and any consolidated subsidiaries have been prepared in accordance with the standards specified in Section 1.03 throughout the periods involved, and there are no contingent liabilities not disclosed thereby which would adversely and materially affect the financial condition of such Person. Since the close of the period covered by the latest financial statements delivered to Lender with respect to Borrower, the Guarantor and any consolidated subsidiaries, there has been no material adverse change in the assets, liabilities, or financial condition of Borrower or the Guarantor. No event has occurred (including, without limitation, any litigation or administrative proceedings) and no condition exists or, to the knowledge of Borrower or the Guarantor, is threatened, which (i) might render Borrower or the Guarantor unable to perform their obligations under this Agreement, the Note or the Collateral Documents, or (ii) would constitute a Default hereunder, or (iii) might adversely and materially affect the financial condition of Borrower or the Guarantor or the validity or priority of the lien established under the Collateral Documents.

Section 4.08 Taxes and Governmental Charges. Borrower and the Guarantor have filed all tax returns and reports required to be filed and have paid all taxes, assessments, fees and other governmental charges levied upon them or upon their respective property or income which are due and payable, including interest and penalties, or have provided adequate reserves for the payment thereof.

Section 4.09 Defaults. Borrower is not in default under any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower is a party or by which it is bound.

Section 4.10 Margin Stock. None of the proceeds of the Loan will be used for the purpose of, and Borrower is not engaged in the business of, extending credit for the purpose of. purchasing or carrying any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U. Borrower, is not engaged principally, or as one of Borrower's important activities, in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause this Agreement to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 4.11 Compliance with the Law. Borrower, to the best of its knowledge (i) is not in material violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower or any of its property are subject; and (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its property or the conduct of its business; in each case, which violation or failure could reasonably be anticipated to materially and adversely affect the business, profits, property or condition (financial or otherwise) of Borrower.

Section 4.12 Other Information. All information, reports, papers and data given to the Lender by Borrower or the Guarantor pursuant to this Agreement and in connection with Borrower's application for the Loan are accurate and correct in all material respects. All financial piojections given to tie Lender were prepared in good faith based on facts and circumstances existing at the time of preparation and were believed by Borrower to be accurate in all material respects. No information, exhibit or report furnished by Borrower or the

Guarantor to the Lender in connection with the negotiation of this Agreement contains any material misstatement of fact or fails to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

Section 4.13. Title to Collateral. Borrower has good and merchantable title to the Collateral encumbered by it under the Collateral Documents, free of all liens and encumbrances except those created in favor of the Lender and Permitted Liens, and all security interests of any other Person other than Lender have been or will be terminated in their entirety simultaneously with this Agreement. Furthermore, Borrower has not heretofore conveyed or agreed to convey or encumber any Collateral in any way, except in favor of the Lender or in connection with Permitted Liens, or in connection with security interests that have been terminated or will be terminated simultaneously herewith.

Section 4.14 Environmental Matters.

(a) Borrower and its subsidiaries, and all of their respective properties, assets, and operations, are in material compliance with all Environmental Laws. Borrower is not aware of, nor has Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the material compliance or continued material compliance of Borrower or its subsidiaries with any Environmental Laws.

(b) Borrower has obtained all material permits, licenses, and authorizations which are required in connection with its operations under applicable Environmental Laws, including all certificates of inspection required with respect to the Vessel under -applicable federal law. Borrower has filed, and maintained in current force and effect, all certificates of financial responsibility required in connection with its operations under applicable Environmental Laws. Borrower maintains all material record and documents required under applicable Environmental Laws, including voyage manifests and lists of cargo containing Environmentally Sensitive Materials. Any certificate of inspection required with respect to any Vessel will be obtained prior to the Vessel undertaking operations, and there are no material deficiencies with respect to inspection, repair or condition noted in any governmental inspection report with respect to the Vessel.

(c) There is no material action, suit, proceeding, investigation, or inquiry before any court, administrative agency, or other governmental authority pending or, to the knowledge of Borrower, threatened against Borrower or its subsidiaries relating in any way to any Environmental Law. Borrower (i) has no liability for any material remedial action under any Environmental Law, (ii) has received no request for information by any governmental authority with respect to the condition, use, or operation of any of its properties or assets (other than routine requests for information in the ordinary course of business and not related to a violation or potential violation of the Environmental Laws or the release of Environmentally Sensitive Materials), and (iii) has received no notice from any governmental authority or other Person with respect to any material violation of or liability under any Environmental Law.

(d) No Lien arising under any Environmental Law has attached to any of the properties or assets of Borrower.

(e) No circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its respective properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would, in the case of either (i) or (ii) above, be reasonably likely to have a material adverse effect on the Borrower, and no EnVironmental Incident hag-occurred that is likely to give rise to any material Environmental Action.

Section 4.15 Litigation. There are no suits or proceedings pending, or to theknowledge of Borrower, threatened against or affecting Borrower, Guarantor, or the assets of Borrower or Guarantor, before any court or by any governmental agency, which, if adversely determined, may have a material adverse effect on the financial condition or business of Borrower or Guarantor.

Section 4.16 Taxes. To the best of Borrower's knowledge, all tax returns and reports of Borrower that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

Section 4.17 Commercial Purposes. Borrower intends to use the proceeds of the Loan advanced to it solely for business or commercial related purposes.

Section 4.18 Location of Borrower's Jurisdiction of Organization. Borrower is organized under the laws of the State of New York, and is thus located in New York for purposes of La.-R.S. 10:9-307.

Section 4.20 Trade Names. Borrower currently utilizes the following trade names in the operation and conduct of their business, in addition to the Borrower's legal names: NONE. Borrower has not utilized any other trade names for a period of ten (10) years preceding the date of this Agreement.

Section 4.21 Debt.  Guarantor's consolidating financial statement accurately reflects all of Borrower's Debt.

Section 4.22 Citizenship. Borrower is and will remain a citizen of the United States eligible to operate vessels in the registry trade within the meaning of 46 U. S. Code §50501. Borrower is not a "national" of any foreign country or of any "enemy country" as either is defined in any statute or executive order of the United States, or of any regulations, rules, interpretations or rulings issued thereunder, and Borrower is not acting on behalf of, or for the benefit of, any foreign country which, or for which, actions on behalf of such country are prohibited by any statute of the United States or any regulations or rulings issued thereunder.

All information heretofore or contemporaneously herewith furnished by Borrower to Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of Borrower to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading. Borrower understands and agrees that Lender is relying upon the above representations and warranties in making the Loan and, extending Advances to Borrower. Borrower further agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as the Indebtedness shall be paid in full.

ARTICLE 5

AFFIRMATIVE COVENANTS

Borrower covenants and agrees with Lender that, so long as this Agreement remains in effect, Borrower (if such covenant applies to such Borrower) will:

Section 5.01 Litigation. Borrower agrees to promptly inform Lender in writing of (a) all material adverse changes in the financial condition of Borrower or Guarantor, and (b) all litigation and claims and all threatened litigation and claims affecting Borrower or Guarantor which could materially affect the financial condition of Borrower or the financial condition of Guarantor.

Section 5.02 Financial Records. Borrower agrees to maintain its books and records in accordance with the standards set forth in Section 1.03, and permit Lender to examine and audit Borrower's books and records at all reasonable times.

Section 5.03 Financial Reports. Borrower agrees to prepare all financial statements and reports required to be provided under this Agreement in accordance with the standards provided in Section 1.03, and each statement and report shall be certified as being true and correct to the best knowledge and belief by the chief executive officer or other officer or person acceptable to Lender.

Section 5.04 Annual Financial Statements. Borrower agrees, without demand or request by Lender, to furnish Lender with, as soon as available, but in no event later than ninety (90) days after the end of each calendar year, Guarantor's consolidated annual fiscal year-end financial statements (includins, balance sheet and income statement and a statement of cash flows) audited by PriceWaterhouseCoopers LLP, or such other Securities and Exchange Commission recognized accounting firm as shall be approved by Lender, such approval not to be unreasonably withheld.

Section 5.05 Quarterly Financial Statements; Compliance Certificate. Borrower agrees, without demand or request by Lender, to furnish Lender with, as soon as available, but in no event later than forty five (45) days after the end of each calendar quarter, the consolidating quarter-end financial statements (including balance sheet and income statement) for the prior quarter of Guarantor, internally prepared and certified as correct to the best knowledge and belief by Guarantor's chief executive officer or other officer or person acceptable to Lender. Concurrently with the delivery of the quarterly financial statements, Borrower shall provide a compliance certificate to Lender, certified by Borrower's chief executive officer or other officer or person acceptable to Lender, verifying that there are no Defaults or Events of Default under this Agreement, or if any such Defaults or Events of Default exist, describing such default and the steps being undertaken by Borrower to promptly cure such defaults.

Section 5.06. Certificates of Documentation; Society Documentation. If requested by Lender, within a reasonable period following receipt, copies of the Vessel's annual certificate of documentation with respect to the Vessel. If available and if requested by Lender, within a reasonable period following receipt, copies of any periodic renewal of any classification society certificate, confirming the continuing satisfaction of all classification society requirements of the MSC Charter.

Section 5.07 MSC Charter.- Within ten (10) days of receipt, notices to Borrower of any early termination of the MSC Charter, or notice of any default by Borrower under the terms of the MSC Charter.

Section 5.08 Additional Information. Borrower agrees to furnish such additional information, statements, lists of assets and liabilities, tax returns, and other reports with respect to the financial condition and business operations of Borrower and Guarantor as Lender may reasonably request from time to time.

Section 5.12 Insurance.

(a) (i) Borrower will cause to be carried and maintained at its expense at all times during the term of this Agreement the following insurance coverages ("Insurances") without expense to Lender and will obtain renewals thereof at least five (5) full Business Days prior to the expiration date thereof as follows:

(1) all fire and usual marine risks (including increased value, which shall not exceed twenty percent (20%) of the total hull and machinery coverage);

(2) war risks (including war protection and indemnity liability with a separate limit not less than hull value) covering, inter alia, the perils of confiscation, terrorism, expropriation, nationalization, seizure and blocking;

(3) protection and indemnity risks (including pollution risks and including protection and indemnity war risks in excess of the amount for war risks (hull) to the highest amount available in the market for the full value and tonnage of the ship, as approved in writing by the Lender, and, in case of oil pollution liability risks, at the highest level of cover from time to time available under basic protection and indemnity clubs entry, currently One Billion United

States Dollars ($1,000,000,000). Such protection and indemnity insurance shall include crew coverage for all liabilities and maintenance and cure, borrowed servant endorsement, in rem claim coverage, voluntary compensation coverage, occupational disease coverage, claims under 33 U.S.C. §905(b) and claims for transportation, wages, maintenance and cure;

(4) Mortgagee's interest including mortgagee's interest additional perils (pollution) risks each in an amount not less than one hundred twenty percent (120%) of the Outstanding balance of the Loan and, on demand, reimburse Lender for all premiums, costs and expenses paid or incurred by the Lender from time to time;

(5) To the extent not covered by the protection and indemnity policy required above, Workers' Compensation and Employer's Liability Insurance, including statutory workers' compensation in compliance with the laws of the states in which employees of Borrower conduct operations and the United States Longshore and Harbor Workers' Compensation Act, as extended by the Outer Continental Shelf Land Act; and

(6) Such Insurances shall not include a deductible or self-insured retention in excess of Five Hundred Thousand Dollars ($500,000) per occurrence or such greater amount as may be approved by the Lender; provided, however, if the insurance in respect of the Vessel is part of a fleet cover, the deductible attributable to any one vessel shall be Five Hundred Thousand Dollars ($500,000) or such greater amount as may be approved by Lender and such insurances shall include a cross-liability endorsement.

(ii) with respect to the Vessel, to effect the Insurances aforesaid or to cause or procure the same to be effected:

(a) in the cases of the. Insurances referred to in sub-sections (a) (i) (a), (b) and (d) above, (x) in such amounts as shall be at least equivalent to the higher of (I) the appraised value of the Vessel and (II) One Hundred Twenty percent (120%) of the balance of the Loan, and all such insurance shall be payable in lawful money of the United States of America, and (y) upon such terms (including provisions as to named insureds and loss payees and prior notice of cancellation) and with such deductibles as shall from time to time be approved by the Lender;

(b) in the case of the protection and indemnity Insurances referred to in subsection (a) (i)(c) above payable in lawful money of the United States of America, to the full extent commercially available and to include provisions as to loss payees and prior notice of cancellation in form and substance satisfactory to the Lender; and

(c) with first class insurance companies, underwriters and protection and indemnity associations or clubs with a rating from Standard & Poor's of at least BBB as shall from time to time be approved by the Lender (hereinafter called "the Insurers");

(iii) (a) to renew all such Insurances or cause or procure the same to be renewed before the relevant policies or contracts expire and (b) to procure that the Insurers or the firm of insurance brokers referred to herein below shall promptly confirm in writing to the Lender at least twenty-one (21) days prior to all insurance renewals;

(iv) to procure concurrently with the execution hereof and thereafter at intervals of not more than twelve (12) calendar months, a detailed report from a firm of independent marine insurance brokers, appointed by the Borrower and acceptable to the Lender, with respect to the Insurances together with their opinion to the Lender that the Insurances comply with the provisions of this Section 5.12, such report and opinion to be addressed and delivered promptly to the Lender and the costs of such report and opinion to be for the account of the Borrower;

(v) to cause the said independent marine insurance brokers or the Insurers to agree to use reasonable efforts to advise the Lender promptly of any failure to renew any of the Insurances and of any default in payment of any premium and of any other act or omission on the part of the Owner of which they have knowledge and which might, in their opinion, invalidate or render unenforceable, or cause the lapse of or prevent the renewal or extension of, in whole or in part, any Insurances on the Vessel;

(vi)to cause the said independent marine insurance brokers to agree to mark their records and to use their best efforts to promptly advise the Lender that such Insurances have been renewed or replaced with new insurance which complies with the provisions of this Section 5.12;

(vii)  duly and punctually to pay or to cause duly and punctually to be paid all premiums, calls, contributions or other sums payable in respect of all such Insurances, to produce or to cause to be produced all relevant receipts when so required by the Lender and duly and punctually to perform and observe or to cause duly and punctually to be performed and observed any other obligations and conditions under all such Insurances;

(viii) to execute or use reasonable efforts to cause to be executed such guarantees as may from time to time be required by any relevant protection and indemnity association or club;

(ix) not to change any terms of any Insurances or suffer them to be changed, or change underwriters of any. Insurances or suffer them to be changed, without the Lenders prior written approval;

(x) not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of all policies, binders, cover notes or other instruments of the Insurances (including any warranties express or implied therein) without first obtaining the written consent of the Insurers to such employment (if required by such Insurers) and complying with such requirements as to extra premiums or otherwise as the Lender and/or the Insurers may prescribe; and

(xi) to do all things necessary and proper, and execute and deliver all documents and instruments to enable the Lender to collect or recover any moneys to become due the Lender in respect of the Insurances.

(b)Proceeds of hull and machinery insurance shall be applied as provided in the Fleet Mortgage.

Section 5.13 Environmental Indemnity. Borrower shall defend, indemnify and hold Lender and its directors, officers, agents and employees harmless from and against all claims, demands, causes of action, liabilities, losses, costs and expenses (including, without limitation, costs of suit, reasonable attorneys' fees and fees of expert witnesses) arising from or in connection with (i) the presence on the Vessel of any hazardous substances or solid wastes (as defined elsewhere in this Agreement), or any releases or discharges of any hazardous substances or solid wastes on, under or from the Vessel, (ii) any activity carried on or undertaken on or in connection with the Vessel, whether prior to or during the term of this Agreement, and whether by Bonower or any predecessor in title or any officers, employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons, in connection with the handling, use, generation, manufacture, treatment, removal, storage, decontamination, clean-up, release, transport or disposal of any hazardous substances or solid wastes at any time located or present on the Vessel, or in connection with the operation of the Vessel;, or (iii) any breach of any representation, warranty or covenant under the terms of this Agreement under Section 4.14. The foregoing indemnity shall further apply to any residual contamination on the Vessel, or affecting any natural resources in connection with Vessel operations, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such hazardous substances or solid wastes, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances. Without prejudice to the survival of any other agreements of the Borrower hereunder, the provisions of this Section shall survive the final payment of all Indebtedness and the termination of this Agreement and shall continue thereafter in full force and effect.

(b)Borrower shall observe and materially comply with all laws, ordinances, orders, decrees, rules and regulations of all federal and state governments relating to environmental matters, including without limitation the removal from the Vessel of any material amount of Environmentally Sensitive Material, or the release of any Environmentally Sensitive Material from or in connection with the operation of the Vessel. Borrower shall give notice to the Lender as soon as reasonably possible and in no event more than fifteen (15) days after it receives any compliance orders, environmental citations, or other notices from any governmental entity relating to any environmental condition relating to its properties or elsewhere for which it may have legal responsibility, with a full description thereof; Borrower agrees to take any and all reasonable steps and to perform any and all reasonable actions necessary or appropriate to promptly comply with any such citations, compliance orders or environmental laws requiring it to remove, treat or dispose of such hazardous materials, wastes or conditions at the sole expense of the Borrower and to provide the Lender with satisfactory evidence of such compliance; provided, that nothing contained herein shall preclude the Borrower from contesting any such compliance orders or citations if such contest is made in good faith, appropriate reserves are established for the payment for the cost of compliance therewith, and the Lender's security interest in any such property affected thereby (or the priority thereof) is not jeopardized.

Section 5.14 Guaranty. Prior to disbursement of any Loan proceeds, furnish an executed solidary guaranty of the Indebtedness in favor of Lender, on Lender's forms, by Guarantor.

Section 5.16 Compliance with MSC Charter. Following the effective date of the MSC Charter, Borrower shall comply with all conditions and requirements of the MSC Charter, and shall" fully and materially perform all obligations of Borrower under the MSC Charter.

Section 5.17 Other Agreements. Borrower agrees to comply with all material terms and conditions of all other agreements, whether now or hereafter existing, between Borrower and any other party and notify Lender immediately in writing of any default in connection with any other such agreements that could materially and adversely affect any of Borrower's property, or Borrower's or Guarantor's ability to perform their respective obligations under this Agreement or any other Related Documents.

Section 5.18 Taxes, Charges and Liens. Borrower agrees to pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or properties, income, or profits of Borrower, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of the properties, income, or profits of Borrower. Provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (a) the legality of the same shall be contested in good faith by appropriate proceedings, and (b) Borrower shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP. Borrower, upon demand of Lender, will furnish to Lender evidence of payment of the assessments, taxes, charges, levies, liens and claims and will authorize the appropriate governmental official to deliver to Lender at any time a written statement of any assessments, taxes, charges, levies, liens and claims against properties, income, or profits of Borrower.

Section 5.19 Inspection. Borrower agrees to permit employees or agents of Lender at any reasonable time to inspect any and all Collateral and to examine or audit Borrower's books, accounts, ledger sheets, and records and to make copies and memoranda of Borrower's books, accounts, ledger sheets, and records. If Borrower now or at any time .hereafter maintains any records (including without limitation computer generated records and computer programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower's expense.

Section 5.20 Notice of Default, Litigation. Forthwith upon learning of the occurrence of any of the following, Borrower shall provide Lender with written _notice thereof, describing the same and the steps being taken by Borrower with respect thereto: (a) the occurrence of any Event of Default, or (b) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding that would be material to Borrower.

Section 5.21 Other Information. From time to time, Borrower will provide Lender with such other information as Lender may reasonably request.

ARTICLE 6

NEGATIVE COVENANTS

Borrower covenants and agrees with Lender that as long as this Agreement remains in effect Borrower shall not, without the prior written consent of Lender:

Section 6.01 Disposition of Collateral. Except for a Permitted Lien or the charter of the Vessel under the MSC Charter, sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of the Collateral.

Section 6.02 Continuity of Operations; Corporate Structure and Identity;  Chan2e of Control. (a) Engage in any business activities substantially different than those in which Borrower is presently engaged, (b) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, where Borrower is not the surviving entity, or (c) change its taxpayer identification number, operate under another or additional taxpayer identification number from the one currently employed, or change the state of its organization from New York to any other state or jurisdiction,

Section 6.03 Change of Control. Fail to prevent any transfer of any outstanding equity interests of Borrower to one or more Persons, where Borrower is not the wholly owned subsidiary of Guarantor (such a transfer, a "Change of Control").

ARTICLE 7

FINANCIAL COVENANTS

Section 7.01. Financial Covenants. Guarantor covenants and agrees with Lender that as long as this Agreement remains in effect that Guarantor shall comply with the following financial covenants:

(a) Guarantor shall maintain, on a consolidated basis, a ratio of Consolidated Indebtedness to Consolidated EBITDA of not more than 4.25 to 1.00, as measured at the end of each fiscal quarter based on the four most recent fiscal quarters for which financial information is available;

(b) Guarantor shall maintain, on a consolidated basis, a ratio of current assets to current liabilities of no less than 1.00 to 1.00, as measured at the end of each fiscal quarter;

(c) Guarantor shall maintain a Consolidated Tangible Net Worth, as measured at the end of each fiscal quarter, in an amount of not less than the sum of (a) ninety percent (90%) of Consolidated Tangible Net Worth as of December 31, 2010, plus (b) 50% of Guarantor's net income (if a positive number) on a consolidated basis earned after December 31, 2010, plus (c) 100% of the proceeds from the issuance of any stock of Guarantor, less the amount of any Added Loss.

(d) Guarantor shall maintain a ratio of Consolidated EBITDA to Interest Expense of not less than 2.50 to 1.00, as measured at the end of each fiscal quarter based on the four most recent fiscal quarters for which financial information is available.

ARTICLE 8

CESSATION OF ADVANCES; DEPOSIT ACCCOUNTS

Section 8.01. Cessation of Advances., If Lender has made any commitment to make any Loan to Borrower whether under this Agreement or under any other agreement but has not funded the Loan, Lender shall have no obligation to make a Loan Advance or to disburse Loan proceeds if: (a) Borrower or Guarantor is in default under the terms of this Agreement or any of the other Related Documents or any other agreement that Borrower or Guarantor has with Lender, (b) Borrower becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt, (c) there occurs a material adverse change in Borrower's financial condition, in the financial condition of Guarantor, or in the value of any Collateral securing any Loan, (d) Borrower seeks, claims or otherwise attempts to limit, modify or revoke any security interest granted to Lender, (e) Guarantor seeks, claims or otherwise attempts to limit, modify or revoke such Guarantor's guaranty of the Loans, or (f) Lender in good faith deems itself insecure even though no other Event of Default shall have occurred.

Section 8.02. Deposit Accounts. As collateral security for repayment of the  indebtedness, Borrower hereby grants Lender a continuing security interest in any and all funds that Borrower may now and in the future have on deposit with Lender or in certificates of deposit or other deposit accounts as to which Borrower is an account holder (with the exception of IRA, pension, and other tax-deferred deposits). Borrower further agrees that Lender may, at any time following the occurrence and during the continuance of an Event of Default or when Lender reasonably deems itself to be insecure, apply any funds that Borrower may have on deposit with .Lender or in certificates of deposit or other deposit accounts as to which Borrower is an account holder (with the exception of IRA, pension and other tax-deferred deposits) against the unpaid balance of Borrower's Note(s) and any and all other present and future indebtedness and obligations that Borrower may then owe to Lender, in principal, interest, fees, costs, expenses, and reasonable attorneys' fees.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.01 Events of Default. The following actions or inactions or both shall constitute Events of Default under this Agreement:

(a) Payment Defaults

Default Under the Indebtedness; other Payment Defaults. Should Borrower fail to timely pay any payment payable hereunder or the Note within ten (10) days of when due.

(b) Certain Non-Payment Defaults.

Default Under this Agreement. Should Borrower violate, or fail to comply fully with any of the terms and conditions of, or default under this Agreement or any other Related Document, not included in subparagraphs (a) and (c) of this Section 9.01, and should such violation or failure not be fully remedied within thirty (30) days following the transmittal of written notice of such default by Lender to Borrower.

Default in Favor of Third Parties. Should Borrower or Guarantor default under any loan, lease, sublease, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of . Borrower's property, or Borrower's or Guarantor's ability to perform their respective obligations under this Agreement, or any other Related Document, or pertaining to the Indebtedness, and should such default not be cured under such agreements or documents within thirty (30) days following transmittal of written notice to Borrower by Lender of the existence of such default.

(c) Other Defaults.

Other Defaults in Favor of Lender. Should Borrower or Guarantor default under any other loan, extension of credit, security agreement, or obligation in favor of Lender, after lapse of any applicable notice and curative period (if any).

Insolvency. Should the suspension of business, failure or insolvency, however evidenced, of Borrower or Guarantor occur or exist.

Readjustment of Indebtedness. Should proceedings for readjustment of indebtedness, reorganization, bankruptcy, composition or extension under any insolvency law be brought by or against Borrower or Guarantor.

Assignment for Benefit of Creditors. Should Borrower or Guarantor file proceedings for a respite or make a general assignment for the benefit of creditors.

Receivership. Should a receiver of all or any part of Borrower's property, or the property of Guarantor, be applied for or appointed.

Dissolution Proceedings. Should proceedings for the dissolution or appointment of a liquidator of Borrower be commenced.

False Statements. Should any representation or warranty of Borrower or Guarantor made in connection with the Loan prove to be incorrect or misleading in any material respect.

Certain Defaults. Should Borrower breach any negative covenant under Article 6, or fail to qualify as a citizen of the United States as required under Section 4.22, or fail to maintain the current status of the Vessel's certificate of documentation.

Interest Rate Protection Product. Borrower hereby agrees that (i) the occurrence and the continuation of an Event of Default under this Agreement shall constitute a default under any Interest Rate Protection Product, and (ii) the occurrence of a default under any Interest Rate Protection Product (after the giving of any required notice and the lapse of any applicable curative period) shall constitute an Event of Default under this Agreement, and Lender shall thereafter have all rights and remedies upon the occurrence and during the continuance of an Event of Default under such Interest Rate Protection Product.

Section 9.02 Effect of an Event of Default. If any Event of Default shall occur, all commitments and obligations of Lender under this Agreement, any of the other Related Documents or any other agreement immediately will terminate (including any obligation to make further Loan Advances or disbursements), and, at Lender's option, the Loans (or, if Lender elects, a portion of the Loans) immediately will become due and payable, all without notice of any kind to Borrower or Guarantor, except that in the case of an Event of Default of the type described in the "Insolvency" or "Readjustment of Indebtedness" subsections above, such acceleration shall be automatic and not optional and apply to all Loans. In addition, Lender shall have all the rights and remedies provided in the Related Documents or available at law, in equity, or otherwise.

If any Event of Default shall occur, Lender shall have the right at its-sole option, to accelerate payment of the Note (or, if Lender elects, a portion of the Note) in full, in principal and interest, and with respect to any costs, expenses, reasonable attorneys' fees, and other fees and charges that have accrued as of the date of such acceleration, as well as to accelerate the maturity of any and all other loans and/or obligations that Borrower may then owe to Lender, whether direct or indirect, or by way of assignment or purchase of a participation interest, and whether absolute or contingent, liquidated or unliquidated, voluntary or involuntary, determined or undetermined, due or to become due, and whether now existing or hereafter arising, and whether Borrower is obligated alone or with others on a "solidary" or "joint and several" basis, as a principal obligor or as a surety, of every nature and kind whatsoever, whether any such indebtedness may be barred under any statute of limitations or otherwise may be unenforceable or voidable for any reason whatsoever.

If any Event of Default shall occur, Lender shall have the additional right, again at its sole option, to file an appropriate collection action against Borrower and/or against Guarantor, and/or to proceed or exercise any rights against any Collateral then securing repayment of the Loan and Note: Borrower and Guarantor further agree that Lender's remedies shall be cumulative in nature and nothing under this Agreement or otherwise, shall be construed as to limit or restrict the options and remedies available to Lender following any Event of Default under this Agreement.

Except as may be prohibited by applicable law, all of Lender's rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of Guarantor shall not affect Lender's right to declare a default and to exercise its rights and remedies.

ARTICLE 10

GENERAL PROVISIONS

Section 10.01 Notices. Any notice or demand which, by provision of this Agreement, is required or permitted to be given or served by the Lender to or on Borrower or to Guarantor shall be deemed to have been sufficiently given and served for all purposes (if mailed) three calendar days after being deposited, postage prepaid, in the United States Mail, registered or certified mail, or (if delivered by express courier) one Business Day after being delivered to such courier, or (if delivered in person) the same day as delivery, in each case addressed (until another address or addresses is given in writing by Borrower to Lender) as follows:

Waterman Steamship Corporation

11 North Water Street

Suite 18290

Mobile, AL 36602

Attention: Chief Financial Officer

Any notice or demand which, by any provision of this Agreement, is required or permitted to be given or served by Borrower or Guarantor to or on Lender shall be deemed to have been sufficiently given and served for all purposes (if mailed) three calendar days after being deposited, postage prepaid, in the United States Mail, registered or certified mail, or (if delivered by express courier) one Business Day after being delivered to such courier, or (if delivered in person) the same day as delivery, in each case addressed (until another address or addresses are given in writing by Lender to Borrower) as follows:

Capital One, National Association

201 St. Charles Avenue 29th Floor

New Orleans, LA 70170 Attention: Al Kropog

Section 10.02 Entire Agreement. This Agreement, the Note and the Collateral Documents now, or hereafter to be, executed set forth the entire agreement of the Lender and the Borrower and supersede all prior written or oral understandings with respect thereto.

Section 10.03 Renewal, Extension or Rearrangement. All provisions of this

Agreement relating to the Note and Collateral Documents shall apply with equal force and effect to each and all promissory notes or security instruments hereinafter executed which in whole or in part represent a renewal, extension for any period, increase or rearrangement of any part of the Note or the Collateral Documents.

Section 10.04 Amendment. Neither this Agreement nor any provisions hereof may be • changed, waived, discharged or terminated orally or in any manner other than by an instrument • in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

Section 10.05 Invalidity. In the event that any one or more of the provisions contained in this Agreement, the Note or the Collateral Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, the Note or the Collateral Documents.

Section 10.06 Survival of Agreements. All representations and warranties of Borrower herein, and all covenants and agreements herein not fully performed before the date of this Agreement, shall survive such date.

Section 10.07 Waivers. No course of dealing on the part of the Lender, its officers, employees, consultants or agents, nor any failure or delay by the Lender with respect to exercising any of its rights, powers or privileges under this Agreement, the Note or the Collateral Documents shall operate as a waiver thereof

Section 10.08 Cumulative Rights. The rights and remedies of the Lender under this Agreement, the Note and the Collateral Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 10.09 Time of the Essence. Time shall be deemed of the essence with respect to the performance of all of the terms, provisions and conditions on the part of the Borrower and the Lender to be performed hereunder.

Section 10.10 Successors and Assigns; Participants.

(a) All covenants and agreements contained by or on behalf of Borrower in this Agreement, the Note and the Collateral Documents to which it is a party shall bind its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns.

(b) This Agreement is for the benefit of the Lender and for such other Person or Persons as may from time to time become or be the holders of any of the Indebtedness, and this Agreement shall be transferable and negotiable, with the same force and effect and to the same extent as the Indebtedness may be transferable, it being understood that, upon the transfer or assignment by the Lender of any of the Indebtedness, the legal holder of such Indebtedness shall have all of the rights granted to the Lender under this Agreement.

(c) Borrower hereby recognizes and agrees that the Lender may, from time to time, one or more times, transfer all or any portion of the Indebtedness to one or more third parties. Such transfers may include, but are not limited to, sales of participation interests in such Indebtedness in favor of one or more third party lenders. Borrower specifically (i) consents to all such transfers and assignments and waives any subsequent notice of and right to consent to any such transfers and assignments as may be provided under applicable Louisiana law; (ii) agrees that the purchaser of a participation interest in the Indebtedness will be considered as the absolute owner of a percentage interest of such Indebtedness and that such a purchaser will have all of the rights granted to the purchaser under any participation agreement governing the sale of such a participation interest; (iii) waives any right of offset that Borrower may have against the Lender and/or any purchaser of such a participation interest in the Indebtedness and unconditionally agrees that either the Lender or such a purchaser may enforce Borrower's Indebtedness under this Agreement, irrespective of the failure or insolvency of the Lender or any such purchaser; (iv) agrees that any purchaser of a participation interest in the Indebtedness may exercise any and all rights of counter-claim, set-off, banker's lien and other liens with respect to any and all monies owing to the Borrower; and (v) agrees that, upon any transfer of all or any portion of the Indebtedness, the Lender may transfer and deliver any and all collateral securing repayment of such Indebtedness to the transferee of such Indebtedness and such collateral shall secure any and all of the Indebtedness in favor of such a transferee, and after any such transfer has taken place, the Lender shall be fully discharged from any and all future liability and responsibility to Borrower with respect to such collateral, and the transferee thereafter shall be vested with all the powers, rights and duties with respect to such collateral. Lender agrees that it will provide Borrower with at least thirty days notice prior to any assignment or participation of the Loans to any third party unaffiliated with Lender, unless such assignment or participation is part of a sale or transfer of a loans including loans unrelated to Borrower's Loans, such as in connection with a sale or transfer of a portfolio of loans. For avoidance of doubt, it is agreed that Lender's agreement to provide notice shall not apply to any transfer of any interests in Lender, such as a merger involving Lender or Lender's holding company.

Section 10.11 Relationship Between the Parties. The relationship between the Lender, on the one hand, and the Borrower and the Guarantor on the other shall be solely that of lender and borrower and guarantor (also principally liable for the payment and performance of the Indebtedness as set forth in the Guaranty), and such relationship shall not, under any circumstances whatsoever, be construed to be a joint venture, joint adventure, or partnership.

Section 10.12 Third Party Beneficiaries. All obligations of the Lender to make advances hereunder are imposed solely and exclusively for the benefit of the Lender and its assigns. No other person shall have standing to require satisfaction of such condition or be entitled to assume that the Lender will refuse to make the advance in the absence of strict compliance with any or all conditions thereof, and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any or all of which may be freely waived, in whole or in part, by the Lender at any time in its sole discretion.

Section 10.13 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement betWeen the parties hereto.

Section 10.14 Singular and Plural. Words used herein in the singular, where the context so pennits, shall be deemed to include the plural and vice versa. The defmitions of words in the singular herein shall apply to such words when used in the plural where the context so pennits and vice versa.

SECTION 10.15 GOVERNING LAW. THIS AGREEMENT IS, AND THE NOTE WILL BE, CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF LOUISIANA.

Section 10.16 Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 10.17 WAIVER OF JURY TRIAL. All parties to this Agreement hereby waive the right to any jury trial in any action, proceeding or counterclaim brought by any party against the other party.

Section 10.18 Fees and Costs. Borrower agrees to pay, upon demand, all of Lender's out-of-pocket expenses, including reasonable attorneys' fees, incurred in connection with the preparation, execution, enforcement and collection of this Agreement or in connection with the Loan made pursuant to this Agreement. If an Event of Default occurs, Lender may pay someone else to help collect the Loan and to enforce this Agreement, and BorroWer will pay that amount. This includes, subject to any limits under applicable law, Lender's reasonable attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including reasonable attorneys' fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also will pay any court costs, in addition to all other sums provided by law.

[Signatures to follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

BORROWER: WATERMAN STEAMSHIP CORPORATION

By: JB Drake
Name: JB DRAKE
Title: V/P - TREASURER

GUARANTOR: INTERNATIONAL SHIPHOLDING CORPORATION

By: ____________________
Name: M. G. ESTRADA
Title: V/P - CFO

LENDER: CAPITAL ONE, NATIONAL ASSOCIATION

By: ____________________
Name: Al Kropog
Title: Senior Vice President

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

BORROWER: WATERMAN STEAMSHIP CORPORATION

By:________________________
Name:
Title:

GUARANTOR: INTERNATIONAL SHIPHOLDING CORPORATION

By: ________________________
Name:
Title:

LENDER: CAPITAL ONE, NATIONAL ASSOCIATION

By: ________________________
Name: Al Kropog
Title: Senior Vice President